Exhibit 99.1
Ally announces up to $2.0 billion share repurchase authorization and dividend on common stock; declares dividends on Series B and Series C preferred stock
CHARLOTTE, N.C., Jan. 11, 2022 /PRNewswire/ -- Ally Financial Inc. (NYSE: ALLY) announced today that its board of directors has authorized the company to repurchase up to $2.0 billion of its common stock, effective until Dec. 31, 2022. Ally recently completed a $2.0 billion share repurchase program in 2021, and expects to begin repurchasing shares in the first quarter of 2022. Additionally, the board of directors declared a quarterly cash dividend of $0.30 per share of the company's common stock, representing a 20% increase compared to the company’s prior quarterly cash dividend. The dividend will be payable on Feb. 15, 2022 to stockholders of record on Feb. 1, 2022.
"The strength of Ally's balance sheet and capital position allows us to meaningfully increase our common dividend for the seventh time in as many years and maintain a robust share repurchase program,” said Ally Chief Executive Officer Jeffrey J. Brown. “Both actions represent important components of our capital allocation framework and our broader objective to drive long-term value for all of our stakeholders.”
Ally’s board of directors has also declared quarterly cash dividend payments for the company's Series B and Series C preferred stock, payable on Feb. 15, 2022 to shareholders of record on Jan. 31, 2022. A quarterly cash dividend payment was declared on Ally's 4.700% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, of approximately $15.9 million, or $11.75 per share. Additionally, a dividend payment was declared on Ally's 4.700% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C, of approximately $11.8 million, or $11.75 per share.
The repurchase program enables Ally to acquire shares through open market purchases or privately negotiated transactions, including through a Rule 10b5-1 plan, at the discretion of management and on terms (including quantity, timing, and price) that management determines to be advisable. Actions in connection with the repurchase program will be subject to various factors, including Ally's capital and liquidity positions, accounting and regulatory considerations (including any restrictions that may be imposed by the Federal Reserve), impacts related to the Coronavirus disease 2019 pandemic, Ally's financial and operational performance, alternative uses of capital, the trading price of Ally's common stock, and general market conditions. The repurchase program does not obligate Ally to acquire a specific dollar amount or number of shares and may be extended, modified, or discontinued at any time.
About Ally Financial
Ally Financial Inc. (NYSE: ALLY) is a digital financial services company committed to its promise to "Do It Right" for its consumer, commercial and corporate customers. Ally is composed of an industry-leading independent auto finance and insurance operation, an award-winning digital direct bank (Ally Bank, Member FDIC and Equal Housing Lender, which offers mortgage lending, point-of-sale personal lending, and a variety of deposit and other banking products), a corporate finance business for equity sponsors and middle-market companies, and securities brokerage and investment advisory services. A relentless ally for all things money, Ally helps people save well and earn well, so they can spend for what matters. For more information, please visit www.ally.com and follow @allyfinancial.
For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

Exhibit 99.1

Contacts:
Daniel Eller
Ally Investor Relations
704-444-5216
Daniel.Eller@ally.com

Jillian Palash
Ally Communications (Media)
704-644-6201
Jillian.Palash@ally.com